Exhibit 99.7

LETTER TO PARTICIPANTS

IN THE CBS 401(k) PLAN

in connection with the

Offer to Exchange up to 101,407,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Outstanding Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus dated October 19, 2017

YOUR IMMEDIATE ATTENTION REQUIRED

October 19, 2017

Re: Exchange Offer for Shares of CBS Radio Inc. owned by CBS Corporation

Dear CBS 401(k) Plan Participant:

The Plan’s records indicate that a portion of your account under the CBS 401(k) Plan (the “Plan”) is invested in the CBS Class B Company Stock Fund (the “Class B Stock Fund”). If you have a portion of your Plan account invested in the CBS Class A Company Stock Fund (the “Class A Stock Fund”), the Instruction Form enclosed in this mailing will reflect that you have an interest in both stock funds (each, a “Fund” and together, as applicable, the “Funds”).

CBS Corporation (“CBS”) is offering to exchange (the “Exchange Offer”) up to 101,407,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc. (“CBS Radio”) that are owned by CBS for outstanding shares of CBS Class B common stock, par value $0.001 per share (“CBS Class B Common Stock”), that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, upon the terms and subject to the conditions set forth in the prospectus dated October 19, 2017 (the “Prospectus”) and the related Letter of Transmittal. Holders of CBS Class A common stock, par value $0.001 per share (“CBS Class A Common Stock”), may participate in the Exchange Offer by conditionally converting their CBS Class A Common Stock into CBS Class B Common Stock and tendering such shares. If such tendered shares are not accepted in the Exchange Offer, such shares will not be converted into CBS Class B Common Stock and will remain CBS Class A Common Stock.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), named Constitution Merger Sub Corp., a Delaware corporation (“Merger Sub”), will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom (the “Merger”). In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Class A common stock of Entercom, par value $0.01 per share (“Entercom Class A Common Stock”). Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

Enclosed are materials related to the Exchange Offer and an Instruction Form for your immediate attention. As described below, you have the right to separately direct whether or not Fidelity Management Trust Company, as directed trustee of the Plan (the “Trustee”), will accept the Exchange Offer for tender with respect to your proportional interests in each of the Funds. There will be no fee to you for instructing the Trustee to tender your proportional interest in either Fund.

To understand the Exchange Offer fully and for a more complete description of the terms and conditions of the Exchange Offer, you should carefully read the following materials about the Exchange Offer that are enclosed with this notice:

1.	Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan;

2.	CBS 401(k) Plan “Blackout Period” Notice provided under ERISA;

3.	The Prospectus, including information about CBS that is incorporated by reference into the Prospectus;

4.	Instruction Form; and

5.	Reply Envelope.

Participants may instruct the Trustee to accept the Exchange Offer for tender via the Internet, by toll-free telephone call or by mail.

If responding via the Internet or by toll-free telephone call, participants should visit www.tabulationsplus.com/cbs or call 1-888-216-1295 before 1:00 p.m., New York City time, on November 10, 2017.

If instructing the Trustee by mail, Participants should indicate their intention to tender on the enclosed Instruction Form and return the form authorizing the Trustee to accept the Exchange Offer for tender, either in the enclosed, pre-addressed, postage-paid envelope or by mailing the form to:

Ellen Philip Associates

Independent Tabulator

Attn: CBS 401(k) Plan

80 Broad Street, #610

New York, NY 10004

A pre-addressed, postage-paid envelope is enclosed for the purpose of returning your Instruction Form. If responding by mail, you should return your completed Instruction Form by mail to Ellen Philip Associates (the “Independent Tabulator”) in ample time to ensure that it is RECEIVED before 1:00 p.m., New York City time, on November 10, 2017.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that plan assets be held in trust, and the shares of CBS Class B Common Stock and CBS Class A Common Stock (together, the “CBS Common Stock”) that are the primary assets of each of the Funds are held in an account that is in the Trustee’s name rather than the Plan’s participants. Consequently, only the Trustee may tender shares of CBS Common Stock in the Exchange Offer. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Common Stock representing your proportional interest in each of the Funds.

You may separately direct the Trustee to tender all, a whole percentage or none of your proportional interest in the Class B Stock Fund and, if applicable, you may separately direct the Trustee to conditionally convert and tender all, a whole percentage or none of your proportional interest in the Class A Stock Fund. The Trustee will tender shares of CBS Common Stock by aggregating all Plan participant instructions, but only in accordance with your instructions as well as those of the other Plan participants. Unless you affirmatively instruct the Trustee to tender, you will be deemed to have instructed the Trustee to tender none of your proportional interest in either Fund in the Exchange Offer.

For purposes of this letter, references to the term “tender” are intended to mean “conditionally convert and tender” in the case of the Class A Stock Fund, as applicable.

The remainder of the documents enclosed in this packet summarize the Exchange Offer, your rights under the Plan and the procedures for directing the Trustee regarding the Exchange Offer. You should also read carefully the Prospectus in its entirety and the other documents to which it refers.

BACKGROUND

CBS has decided to pursue the Exchange Offer in order to facilitate the separation of CBS’s radio business from CBS’s other mass media businesses in a tax-efficient manner, thereby better positioning CBS to focus on its core remaining businesses.

CBS does not have to complete the Exchange Offer unless the conditions described in the Prospectus under “The Exchange Offer—Conditions for Consummation of the Final Distribution” are satisfied or, where permissible, waived before the expiration of the Exchange Offer. For example, CBS is not required to complete the Exchange Offer unless certain conditions relating to the final distribution, Merger and financing are satisfied. Please see the Prospectus for a description of these conditions.

The Exchange Offer applies to the shares of CBS Common Stock that are held by the Trustee of the Plan in the Funds. Only the Trustee, as directed trustee of the Plan, can tender shares of CBS Common Stock in the Exchange Offer that are held by the Plan. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS Common Stock representing your proportional interest in the each of the Funds. The Trustee will tender shares of CBS Common Stock representing your proportional interest in each Fund solely in accordance with your instructions, and the Trustee will not tender any portion of your proportional interest in either Fund for which it does not receive timely and complete instructions.

NONE OF CBS, CBS RADIO, ENTERCOM, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE TRUSTEE, THE INDEPENDENT TABULATOR, THE INFORMATION AGENT, THE PLAN’S RECORDKEEPER OR ANY PLAN FIDUCIARY OR ADMINISTRATOR IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PROPORTIONAL INTEREST IN EITHER FUND IN THE EXCHANGE OFFER. THE DECISION TO TENDER ALL OR A PORTION OF YOUR PROPORTIONAL INTEREST IN EITHER FUND LIES SOLELY WITH YOU, THE PARTICIPANT.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Independent Tabulator will collect participant instructions and forward the information to the Trustee. Neither the Independent Tabulator nor the Trustee and its affiliates and agents will make the results of your individual instruction available to CBS or CBS Radio, except as required for proper administration of the Plan.

PROCEDURE FOR DIRECTING TRUSTEE

Deadline to Provide Instructions

If you decide to participate in the Exchange Offer, you must visit www.tabulationsplus.com/cbs, call toll-free 1-888-216-1295 or complete, sign, date and return the enclosed Instruction Form to the Independent Tabulator in sufficient time to ensure that your instructions are RECEIVED by the Independent Tabulator before 1:00 p.m., New York City time, on November 10, 2017. For purposes of determining your proportional interest in each Fund that is eligible to be tendered in the Exchange Offer, the Trustee will apply your instructions to your proportional interest in each of the Funds as of 1:00 p.m., New York City time, on November 10, 2017. Please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan for more information.

If you fail to respond in one of the manners described above such that the Independent Tabulator has not received your instructions before 1:00 p.m., New York City time, on November 10, 2017 you will be deemed to have instructed the Trustee to tender none of your proportional interest in either Fund in the Exchange Offer.

If you direct the Trustee to tender on your behalf by mail, it is important that you retain the top portion of your Instruction Form containing your unique control number, which you will need if you subsequently decide to change or withdraw your directions to the Trustee.

New Instructions and Withdrawal of Prior Instructions

You can withdraw or change your previously submitted instructions to the Trustee by issuing a new instruction to the Trustee via the Internet or by toll-free telephone call. You may not issue a new instruction by mail. Your new instruction will cancel any prior instruction. Any new instructions must be received by the Independent Tabulator before 1:00 p.m., New York City time, on November 10, 2017 in order to be valid.

To issue a new instruction via the Internet, visit www.tabulationsplus.com/cbs. To issue a new instruction by phone, call toll-free 1-888-216-1295.

EXTENSION OF THE EXCHANGE OFFER

CBS may elect to extend the Exchange Offer for any reason, subject to the termination date of the Merger Agreement, by announcing the extension on www.cbscorpexchange.com and separately by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date for the Exchange Offer. If the Exchange Offer is extended, and if administratively feasible, the deadline for Plan participants to instruct the Trustee whether or not to tender may also be extended. CBS will determine, in its sole discretion, whether the tender deadline for Plan participants will be extended, and its decision shall be final and binding.

If the deadline is extended for Plan participants, an announcement will be posted on www.cbscorpexchange.com and to the Plan’s website, which you can access on the Fidelity NetBenefits® site through the “Your Savings Plan” link in the “Help Yourself” section on the CBS & YOU Portal homepage at www.cbsandyou.com or directly at www.netbenefits.com by registering for the site and choosing the “View Summary” link at the top of the NetBenefits® homepage. Please note, however, that any new deadline for Plan participants may be a different date and time than the deadline applicable to CBS shareholders who hold their shares of CBS Common Stock outside of the Plan.

NOTICE OF BLACKOUT PERIOD

If you instruct the Trustee to tender all or a percentage of your proportional interest in either of the Funds, then as of 1:00 p.m., New York City time, on November 10, 2017, transactions involving the Fund or Funds for which you have instructed the Trustee to tender a portion of your Plan account will be prohibited until all processing related to the Exchange Offer has been completed (including any extension of the Exchange Offer), unless the Exchange Offer is terminated. This period of restriction is referred to as a “Blackout Period.” The Blackout Period will end as soon as practicable after the expiration of the Exchange Offer (including any extension), but may not occur until approximately ten (10) business days after expiration (i.e., during the week of December 3, 2017). Once the Blackout Period ends, an announcement will be posted to the Plan’s website, which you can access on the Fidelity NetBenefits® site through the “Your Savings Plan” link in the “Help Yourself” section on the CBS & YOU Portal homepage at www.cbsandyou.com or directly at www.netbenefits.com by registering for the site and choosing the “View Summary” link at the top of the NetBenefits® homepage. Any proportional interests exchanged pursuant to the terms, and subject to the conditions, of the Exchange Offer will be reflected in your Plan account as a transfer from the applicable Fund(s) into a new Entercom Company Stock Fund to be formed under the Plan.

Contributions credited to your account after 1:00 p.m., New York City time, on November 10, 2017 to investment funds under the Plan that are open for new investments will be invested as usual, based on your investment directions in effect at the time of your contribution. During the Blackout Period, you may still transfer assets between investment options that are not subject to the Blackout Period by telephone or the Internet. However, please note that certain transactions (including your ability to request a loan, an in-service withdrawal or a full or partial distribution) involving the Funds for which you have instructed the Trustee to tender a portion of your Plan account remain prohibited until the Blackout Period ends.

For more information about the Exchange Offer, you can call Georgeson LLC, the Information Agent for the Exchange Offer (the “Information Agent”), toll-free at 1-866-741-9588 if you are within the United States (if you are outside the United States, you may reach the Information Agent at 1-781-575-2137). If you would like to speak with a live operator, please call the Information Agent between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday. General information about the Exchange Offer can also be viewed on the Information Agent’s website for the Exchange Offer at www.cbscorpexchange.com.

For information about the Plan, you may visit the Plan’s website, which can be accessed on the Fidelity NetBenefits® site through the “Your Savings Plan” link in the “Help Yourself” section on the CBS & YOU Portal homepage at www.cbsandyou.com or directly at www.netbenefits.com by registering for the site and choosing the “View Summary” link at the top of the NetBenefits® homepage, or by calling Fidelity, the Plan’s recordkeeper, toll-free at 1-866-711-0353 between 8:30 a.m. and 8:30 p.m. Eastern Time, Monday through Friday (excluding most New York Stock Exchange holidays).

CLOSING OF THE ENTERCOM COMPANY STOCK FUND

CBS intends to maintain the new Entercom Company Stock Fund as an investment option under the Plan for only a brief period of time. For this reason, the new Entercom Company Stock Fund will be removed from the Plan’s investment lineup at 4:00 p.m., New York Time, on January 31, 2018. We are advising you of this change now so that you may consider this when deciding whether or not to instruct the Trustee to tender your proportional interest in the Funds and, if you choose to participate in the Exchange Offer, so that you are aware of your right to move your assets out of the Entercom Company Stock Fund into other available investment options offered under the Plan in advance of the scheduled closing date of the Entercom Company Stock Fund. If after completion of the Exchange Offer your Plan account has assets invested in the Entercom Company Stock Fund, you can transfer the assets to any other investment option before the fund closes at 4:00 p.m., New York Time, on January 31, 2018. If your Plan account has any assets invested in the Entercom Company Stock Fund as of 4:00 p.m., New York Time, on January 31, 2018, your assets, together with the assets of all other investors in the fund, will be liquidated over a period of up to four (4) business days, beginning on February 1, 2018, and will be invested in the Plan’s qualified default investment alternative, the BlackRock LifePath Fund with the target date closest to the year you will reach age 65. During this liquidation period, the assets representing your remaining proportional interest in the Entercom Company Stock Fund will be temporarily restricted, or frozen, and certain Plan transactions prohibited (including loan requests, in-service withdrawals and full or partial distributions).

Please carefully review Question 28 in the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan for more information about the closure of the Entercom Company Stock Fund.

SHARES HELD OUTSIDE OF THE PLAN

If you hold shares of CBS Common Stock outside of the Plan, you will receive, under separate cover, Exchange Offer materials which can be used to tender such shares. Those Exchange Offer materials may not be used to direct the Trustee to tender your proportional interest in either Fund. The instructions to tender or not tender your proportional interest in each of the Funds may only be made in accordance with the procedures described in this letter and in the enclosed materials. Similarly, the enclosed Instruction Form may not be used to tender shares of CBS Common Stock held outside the Plan.

FURTHER INFORMATION

For more details, please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan and Blackout Period Notice, which address in detail the impact to the Plan.

If you require additional information concerning the procedure to tender your proportional interest in either Fund, please contact the Information Agent, Georgeson LLC, toll-free at 1-866-741-9588 if you are within the United States (if you are outside the United States, you may reach the Information Agent at 1-781-575-2137). If you would like to speak with a live operator, please call the Information Agent between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday. General information about the Exchange Offer can also be viewed on the Information Agent’s website for the Exchange Offer at www.cbscorpexchange.com.

For information about the Plan, you may visit the Plan’s website, which you can access on the Fidelity NetBenefits® site through the “Your Savings Plan” link in the “Help Yourself” section on the CBS & YOU Portal homepage at www.cbsandyou.com or directly at www.netbenefits.com by registering for the site and choosing the “View Summary” link at the top of the NetBenefits® homepage, or by calling Fidelity toll-free at 1-866-711-0353 between 8:30 a.m. and 8:30 p.m. Eastern Time, Monday through Friday (excluding most New York Stock Exchange holidays).